Exhibit 10.19

July 9, 2024

Mr. Timothy Burks

Re: Removal from Board of Directors and from office of Chief Executive Officer

Dear Tim:

Effective July 8, 2024, the Shareholders of Bubblr, Inc., acting by a joint written consent, and representing at least a simple majority (55.9%) of the Corporation’s issued and outstanding shares of Common Stock, voted to remove Paul Morrissey and you from the Corporation’s Board of Directors.

Following the closing of the voting of the Shareholders, the two remaining Directors, David Chetwood and Steve Morris, voted to remove you from the office of Chief Executive Officer of the Corporation effective immediately on July 8, 2024.

Sincerely,

Bubblr, Inc.

By:	/s/ Stephen Morris
Steve Morris
Chairman

Bubblr Inc, is registered in Wyoming, USA. Principal Office address: 21 West 46th Street, New York, NY 10036 email: contact@bubblr.com. website: www.bubblr.com